EXHIBIT 16 - CHANGE IN CERTIFYING ACCOUNTANT



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

Dentsply International Inc.

On February 10, 2000, we were informed that Dentsply International Inc. had engaged new principal auditors for the fiscal year ending December 31, 2000, and chose not to renew our engagement, which will cease upon completion of the audit of Dentsply International Inc.'s consolidated financial statements as of and for the year ended December 31, 1999, and the issuance of our report thereon. We have read Dentsply International Inc.'s statements included under Item 4 of its Form 8-K dated February 16, 2000, and we agree with such statements, except that:

Regarding Item 4(a) (i and iii), we are not in a position to agree or disagree with Dentsply International Inc.'s statements that on February 9, 2000, Dentsply International Inc. engaged PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ending December 31, 2000, and that Dentsply International Inc.'s Audit Committee participated in and recommended the decision to change independent accountants, which was approved by the Board of Directors.

Regarding Item 4 (a) (iv), second paragraph, we are not in a position to agree or disagree with management statements as to what management believed concerning certain exposures related to receivables and anticipated returns. Additionally, regarding Item 4 (a) (iv), third paragraph, KPMG LLP's disagreement related to the entry recorded by management to reduce sales and cost of sales. Mangagement's subsequent decision to establish a bad debt provision was not the subject of our disagreement.

Regarding Item 4(b), we are not in a position to agree or disagree with Dentsply International Inc.'s statement that during the two most recent fiscal years and through February 9, 2000, Dentsply International Inc. has not consulted with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on Dentsply International Inc.'s financial statements; that in no case was a written report provided nor was oral advice provided to Dentsply International Inc. that PricewaterhouseCoopers LLP concluded was an important factor considered by Dentsply International Inc. in reaching a decision as to an accounting, auditing or financial reporting issue; or any matter that was either the subject of a disagreement, as that term is defined in
Item 304 (a) (1) (iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is defined in Item 304 (a)
(1) (v) of Regulation S-K.

Very truly yours,

/s/KPMG LLP


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